Marshall P. Soura to Succeed Jim Lynch as Chairman and
                  CEO of Sovereign Bank's Mid-Atlantic Division

      WYOMISSING, Pa., June 8 /PRNewswire-FirstCall/ -- Sovereign Bank today named Marshall P. Soura to succeed Jim Lynch as Chairman and Chief Executive Officer (CEO) of Sovereign's Mid-Atlantic Division. Soura will have total responsibility for all retail and commercial banking operations in the division. Lynch will retire from Sovereign on Sept. 30. He will continue to serve as vice chairman of Sovereign Bancorp., Inc. until that date.

    "We are very fortunate to have Marshall Soura bring his depth of experience and knowledge to this key leadership position within Sovereign Bank," said Joseph P. Campanelli, President and CEO of Sovereign Bancorp, Inc., parent company of Sovereign Bank. "Marshall will further strengthen our presence in the Mid-Atlantic region as we continue to build on our reputation as one of the best banks in the nation."

    "Jim provided us with leadership and guidance during the past five years," added Campanelli. "We wish him the best as he moves into another phase of his career."

    Soura is currently Executive Vice President and Managing Director of Sovereign's Global Solutions Group and Marketing Department. He will continue to oversee both organizations.

      Soura joined Sovereign in July 2000, bringing with him extensive experience in the banking industry.

      As Managing Director of The Global Solutions Group, Soura is responsible for five business units: Cash Management, International Trade Banking, Government Banking, Financial Institutions and Strategic Alliances (Sovereign Merchant, Payroll and Health Savings Account Services). Soura also oversees major marketing functions supporting Sovereign's Consumer and Business Banking activities, including research and analysis, product management and marketing communications.

    Prior to joining Sovereign, Soura managed the cash management businesses of BankBoston, BankOne, Bank of America and Girard Bank (Mellon Bank East). He has also managed the sales and product development functions for Bank of America's Institutional Trust business, led the commercial product integration team for Bank of America's merger with Security Pacific Bank and spearheaded an off-shore product development project for their International Cash Management and Trade Finance businesses.

    Soura majored in Finance at LaSalle College -- now known as LaSalle University -- in Philadelphia, Pa., and attended Rutgers University's Stonier Graduate School of Banking.

    Lynch joined Sovereign Bank in September 2002 as Chairman and CEO of Sovereign's Mid-Atlantic Division. He has nearly 40 years of banking experience. Prior to joining Sovereign, Lynch served as president and CEO of Fleet Bank in Pennsylvania and Southern New Jersey.

    About Sovereign

    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with $82 billion in assets as of March 31, 2007. Headquartered in Wyomissing, Pa. with principal markets in the northeast United States, Sovereign has nearly 785 community banking offices, more than 2,300 ATMs and approximately 11,350 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit (http://www.sovereignbank.com) or call 1-877-SOV-BANK.

    Sovereign Bank is a registered trademark of Sovereign Bank or its affiliates or subsidiaries in the United States and other countries.